Exhibit 99.1

Date:	July 24, 2013
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES FISCAL THIRD QUARTER,

NINE MONTH 2013 OPERATING RESULTS

Stroudsburg, Pennsylvania, July 24, 2013 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM: ESSA), the holding company for ESSA Bank & Trust, a $1.4 billion asset institution providing full service retail and commercial banking, financial and investment services, today announced its operating results for the fiscal three and nine months ended June 30, 2013. The results for the periods ended June 30, 2013, reflect the effects of ESSA’s acquisition of First Star Bancorp on July 31, 2012.

The Company reported net income of $1.9 million, or $0.16 per diluted share, for the three months ended June 30, 2013, compared with net income of $794,000, or $0.07 per diluted share, for the Company’s third fiscal quarter 2012. The Company’s return on average assets (ROAA) and return on average equity (ROAE), respectively, were 0.54% and 4.36%, compared with 0.29% and 1.94%, in the corresponding period of fiscal 2012.

For the nine months ended June 30, 2013, the Company reported net income of $6.8 million, or $0.58 per diluted share, compared with net income of $2.3 million, or $0.22 per diluted share, for the corresponding 2012 period. The Company’s ROAA, and ROAE, respectively, were 0.65% and 5.18% for the 2013 period, compared with 0.28% and 1.91%, in the corresponding period of 2012.

Gary S. Olson, President and CEO, commented: “As we approach our first full year of operation as a significantly larger institution as a result of ESSA’s acquisition of First Star, we believe earnings growth, positive trends in returns on assets and equity, and many key financial measurements clearly demonstrate the value of our enhanced scale and expanded footprint throughout the region we serve.”

“ESSA continues to realize the anticipated cost savings and efficiencies, and has been able to tap into opportunities to generate new loans, deposits and fee income from services. The Bank is on track to originate a record level of new loans this year.” Fiscal year-to-date, ESSA closed $110.7 million of residential mortgages and $30.6 million of commercial loans. A slightly reduced net loan balance at June 30, 2013 compared with September 30, 2012 primarily reflected loan pay-offs, which are expected during this protracted low interest rate environment, intense rate-oriented competition, and the sale of $19.5 million of mortgage loans.

“Our lending is supported by a deposit base that exceeds $1 billion,” noted Olson. “Diligent interest rate management has enabled ESSA to fund lending activity with reduced reliance on higher-cost outside funding. We continue our initiatives to broaden banking relationships, particularly with former First Star customers. In addition to securing new customer relationships through our expanded presence in the Lehigh Valley, we have retained a high percentage of First Star customers, which we feel reflects ESSA’s ability to provide an outstanding banking experience and a diverse range of financial solutions.” Total cost of funds on all interest bearing liabilities for the 9 months ended June 30, 2013 was 1.01% compared to 1.83% for the same period in 2012.

Income Statement

Net interest income increased $3.1 million, or 46.21%, to $9.8 million for the three months ended June 30, 2013, from $6.7 million for the comparable period in 2012. The increase primarily reflected an increase in the Company’s interest rate spread to 2.95% for the three months ended June 30, 2013, from 2.32% for the comparable period in 2012, combined with an increase in the Company’s average net earning assets of $3.0 million. Net interest margin was 3.06% for the three months ended June 30, 2013 compared to net interest margin of 2.57% for the comparable period in 2012.

“Our net interest margin was within expectations, but like virtually all banks, we continue to battle the impact of a prolonged low interest rate environment” noted Olson. “We have maintained a sharp focus on matching interest on deposits to prevailing rates, which contributed to sharply reduced interest expense. We do, however, anticipate continuing pressure on net interest margin.”

Net interest income for the nine months of fiscal 2013 was $30.5 million compared with $20.2 million for the nine months of fiscal 2012. Net interest income in both periods reflected the Company’s larger asset base, and also reduced interest expense driven by interest expense management.

Interest income for the three months ended June 30, 2013 included approximately $468,000 of net accretion of fair market value adjustments for credit and yield applied to First Star loans at the acquisition closing date of July 31, 2012. In addition, interest income for the quarter included approximately $185,000 of the recapture of fair value adjustments to loans acquired as part of the First Star acquisition that were either fully or partially repaid during the quarter.

Interest income for the nine months ended June 30, 2013 included approximately $1.3 million of net accretion of fair market value adjustments for credit and yield applied to First Star loans at the acquisition closing date of July 31, 2012. In addition, interest income for the nine months included approximately $1.4 million of the recapture of fair value adjustments to loans acquired as part of the First Star acquisition that were either fully or partially repaid during the nine months ended June 30, 2013.

The Company’s provision for loan losses increased $500,000 to $1.1 million for the three months ended June 30, 2013, from $600,000 for the comparable period in 2012. The provision for loan losses increased to $3.0 million for the nine months ended June 30, 2013, compared with $1.8 million for the nine months ended June 30, 2012. Net loan charge-offs for the three months ended June 30, 2013 were $515,000 compared to $1.6 million for the comparable period in 2012. Net loan charge-offs for the nine months ended June 30, 2013 were $2.0 million compared to $2.8 million for the comparable period in 2012.

“We anticipated the need to provide for some troubled loans, primarily loans we acquired,” explained Olson. “We have experienced no significant surprises in this regard, and overall asset quality, as seen in the ratio of nonperforming assets to total assets, has remained strong and stable.” Olson noted the total dollar amount of nonperforming loans declined to $27.0 million at June 30, 2013 compared with $28.6 million at March 31, 2013.

Noninterest income increased 20.4% to $1.8 million for the three months ended June 30, 2013, compared with the three months ended June 30, 2012, primarily reflecting increases in the service fees on deposit accounts and service charges and fees on loans of $127,000 and $110,000, respectively. Noninterest income increased 35.4% to $6.3 million for the nine months ended June 30, 2012 from $4.6 million for the comparable period in

2012. The primary reasons for the increase were increases in service fees on deposit accounts of $257,000, services charges and fees on loans of $224,000, gain on sale of investments of $602,000 and gain on sale of loans of $399,000.

“In the past several months, we have curtailed the sale of originated residential mortgage loans to the secondary market, choosing to retain loans and generate more interest income. We are closely monitoring the rate and pricing environment, and if conditions become advantageous to resume loan sales, we are well-positioned to take action.”

Noninterest expense was $8.2 million for the three months ended June 30, 2013 compared with $6.5 million for the comparable period in 2012, reflecting increases in compensation and employee benefits of $802,000, occupancy and equipment of $200,000, other expenses of $181,000 and professional fees of $210,000. These increases were partially offset by decreases in merger related costs of $168,000 and a decrease in the cost to liquidate foreclosed real estate of $83,000.

For the nine months ended June 30, 2013, noninterest expense was $24.4 million compared with $20.1 million for the comparable period in 2012, reflecting increases in compensation and employee benefits of $2.5 million, occupancy and equipment of $647,000, data processing of $643,000 and amortization of intangible assets of $506,000. These increases were partially offset by decreases in merger related costs of $544,000 and a decrease in the cost to liquidate foreclosed real estate of $588,000. Increased noninterest expenses were due primarily to the larger organization in the 2013 periods compared with the 2012 periods.

Balance Sheet, Asset Quality and Capital Adequacy

Total assets decreased $40.4 million, or 2.85%, to $1.38 billion at June 30, 2013, compared to $1.42 billion at September 30, 2012, although up significantly compared with pre-merger total assets. Increases in cash and cash equivalents of $4.8 million, compared with September 30, 2012, were offset by decreases in total investment securities of $19.0 million, loans receivable of $7.2 million, regulatory stock of $9.6 million and other assets of $9.6 million.

Total deposits increased $14.9 million, or 1.49%, to $1.0 billion at June 30, 2013, from $995.6 million at September 30, 2012. Total deposits were up significantly compared with pre-acquisition totals. Borrowings decreased $57.4 million to $177.4 million from $234.7 million during the same period.

Nonperforming assets totaled $27.0 million, or 1.96%, of total assets at June 30, 2013, compared with $27.2 million, or 1.92%, of total assets at September 30, 2012. The decrease in nonperforming assets of $200,000 at June 30, 2013 compared to September 30, 2012 was due primarily to a decline in foreclosed real estate of $1.3 million, offset, in part, by an increase in non-performing residential mortgage loans of $1.2 million. Nonperforming assets totaled $28.6 million, or 2.06% of assets at March 31, 2013.

“Although the real estate market continues to be spotty, we feel the Bank has been and will continue to be successful in expeditiously moving real estate owned through the foreclosure and sale process,” Olson explained.

The Company recorded a provision for loan losses of $1.1 million and $3.0 million for the three and nine month periods ended June 30, 2013, respectively, compared with provisions of $600,000 and $1.8 million for the comparable three and nine month periods in 2012. The allowance for loan losses was $8.2 million, or 0.86%, of loans outstanding at June 30, 2013, compared to $7.3 million, or 0.76%, of loans outstanding at September 30, 2012.

The Bank continued to demonstrate financial strength, with a tier 1 leverage ratio of 11.00% and tangible equity to total assets of 10.71% exceeding accepted regulatory standards for a well-capitalized institution.

Stockholders’ equity decreased $10.4 million, or 5.9%, to $165.1 million at June 30, 2013, from $175.4 million at September 30, 2012. The decrease was due primarily to stock repurchases and a decrease in other comprehensive income. For the nine months ended June 30, 2013, the Company repurchased 1,008,665 shares at an average cost of $11.02 per share. Accumulated other comprehensive income declined due primarily to a decrease in unrealized gain on available for sale securities of $5.9 million to $282,000 at June 30, 2013 from $6.2 million at September 30, 2012 due primarily to an increase in longer term rates during the quarter.

Olson concluded: “As we progress toward the close of our fiscal year, we can look back at the progress made in creating a company with more opportunities to grow and build shareholder value. We have initiatives in place to identify loan, deposit and service opportunities throughout our market and demonstrate ESSA Bank & Trust’s value and capabilities. Even in an intensely rate-competitive market, we maintained our commitment to prudent growth backed by strong risk management and credit quality standards. We look forward to maintaining the course, and continue to examine opportunities for strategic organic and acquisitive growth.”

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.3 billion and is the leading service-oriented financial institution headquartered in Stroudsburg, Pennsylvania. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 26 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, commercial financial services, and financial advisory and asset management capabilities. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2013	September 30, 2012
	(dollars in thousands)
ASSETS
Cash and due from banks	$12,477	$11,034
Interest-bearing deposits with other institutions	7,849	4,516

Total cash and cash equivalents	20,326	15,550
Certificates of deposit	1,766	1,266
Investment securities available for sale	310,621	329,585
Loans receivable held for sale	—	346
Loans receivable (net of allowance for loan losses of $8,184 and $7,302)	942,794	950,009
Regulatory stock, at cost	12,358	21,914
Premises and equipment, net	15,921	16,170
Bank-owned life insurance	28,557	27,848
Foreclosed real estate	1,693	2,998
Intangible assets, net	2,707	3,457
Goodwill	8,817	8,541
Deferred income taxes	12,643	11,336
Other assets	20,214	29,766

TOTAL ASSETS	$1,378,417	$1,418,786

LIABILITIES
Deposits	$1,010,500	$995,634
Short-term borrowings	32,212	43,281
Other borrowings	145,160	191,460
Advances by borrowers for taxes and insurance	13,307	3,432
Other liabilities	12,188	9,568

TOTAL LIABILITIES	1,213,367	1,243,375

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	182,374	181,220
Unallocated common stock held by the Employee Stock Ownership Plan	(10,645)	(10,985)
Retained earnings	70,225	65,181
Treasury stock, at cost	(73,112)	(61,944)
Accumulated other comprehensive (loss) income	(3,973)	1,758

TOTAL STOCKHOLDERS’ EQUITY	165,050	175,411

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,378,417	$1,418,786

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended June 30		For the Nine Months Ended June 30
	2013	2012	2013	2012
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$11,032	$8,880	$34,310	$27,366
Investment securities:
Taxable	1,370	1,636	4,558	4,902
Exempt from federal income tax	73	55	200	158
Other investment income	16	5	63	13

Total interest income	12,491	10,576	39,131	32,439

INTEREST EXPENSE
Deposits	1,757	1,780	5,576	5,527
Short-term borrowings	27	7	109	18
Other borrowings	858	2,053	2,994	6,679

Total interest expense	2,642	3,840	8,679	12,224

NET INTEREST INCOME	9,849	6,736	30,452	20,215
Provision for loan losses	1,100	600	2,950	1,750

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,749	6,136	27,502	18,465

NONINTEREST INCOME
Service fees on deposit accounts	797	670	2,315	2,058
Services charges and fees on loans	277	166	774	550
Trust and investment fees	230	262	641	684
Gain on sale of investments, net	11	—	749	147
Gain on sale of loans, net	11	19	426	27
Earnings on Bank-owned life insurance	235	194	709	588
Insurance commissions	231	177	638	563
Other	8	7	32	25

Total noninterest income	1,800	1,495	6,284	4,642

NONINTEREST EXPENSE
Compensation and employee benefits	4,690	3,888	14,314	11,804
Occupancy and equipment	956	756	2,935	2,288
Professional fees	549	339	1,453	1,083
Data processing	687	523	2,155	1,512
Advertising	170	110	425	263
Federal Deposit Insurance Corporation (FDIC) Premiums	261	168	739	497
Loss (Gain) on foreclosed real estate	(100)	(17)	(498)	90
Merger related costs	—	168	—	544
Amortization of intangible assets	250	81	749	243
Other	691	510	2,177	1,738

Total noninterest expense	8,154	6,526	24,449	20,062

Income before income taxes	2,395	1,105	9,337	3,045
Income taxes	519	311	2,542	706

Net Income	$1,876	$794	$6,795	$2,339

	For the Three Months Ended June 30		For the Nine Months Ended June 30
	2013	2012	2013	2012
Earnings per share:
Basic	$0.16	$0.07	$0.58	$0.22
Diluted	$0.16	$0.07	$0.58	$0.22

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2013	2012	2013	2012
	(dollars in thousands)		(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,384,932	$1,105,700	$1,392,223	$1,098,021
Total interest-earning assets	1,291,018	1,049,774	1,298,466	1,043,253
Total interest-bearing liabilities	1,130,375	892,097	1,143,141	888,965
Total stockholders’ equity	172,101	164,014	175,045	162,948

PER COMMON SHARE DATA:
Average shares outstanding - basic	11,409,791	10,857,483	11,764,901	10,845,131
Average shares outstanding - diluted	11,409,791	10,857,483	11,764,901	10,845,131
Book value shares	12,215,811	12,077,713	12,215,811	12,077,713

Net interest rate spread	2.95%	2.32%	3.02%	2.32%
Net interest margin	3.06%	2.57%	3.12%	2.58%